                                                            PART II - EXHIBIT 12
                                                            --------------------


                     FORTUNE BRANDS, INC. AND SUBSIDIARIES
        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)


                                                                                                                    Nine Months
                                                                                                                       Ended
                                                                     Years Ended December 31,                      September 30,
                                                    ----------------------------------------------------------     -------------
                                                    1995          1996          1997          1998        1999         2000
                                                    ----          ----          ----          ----        ----         ----
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items.........    $358.9        $340.1        $145.2        $516.4     $(725.2)       $399.6

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.2           0.2           0.2           0.2         0.2          (0.2)
         Capitalized interest.................         -           0.3             -             -         4.1          (0.6)
                                                  ------        ------        ------        ------     -------        ------
                                                   358.7         339.6         145.0         516.2      (720.9)        400.4
                                                  ======        ======        ======        ======     =======        ======

Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     147.1         172.6         122.4         105.4       113.9         101.7
   Portion of rentals representative
     of an interest factor....................      13.5          15.1          14.7          17.0        19.0          12.8
                                                  ------        ------        ------        ------     -------        ------
           Total Fixed Charges................     160.6         187.7         137.1         122.4       132.9         114.5
                                                  ------        ------        ------        ------     -------        ------
           Total Earnings Available...........    $519.3        $527.3        $282.1        $638.6     $(588.0)       $514.9
                                                  ======        ======        ======        ======     =======        ======
Ratio of Earnings to Fixed Charges............      3.23          2.81          2.06          5.22          (A)         4.50
                                                  ======        ======        ======        ======     =======        ======

(A) As a result of the loss reported for the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $588.0 million.

     Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 2 of the Company's Condensed Consolidated Financial Statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.